EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference, in the Registration Statement on Form S-8 of Magic Software Enterprises Ltd. (the “Company”) relating to the registration of an additional 600,000 Ordinary Shares, par value NIS 0.1 per share, of the Company authorized for issuance under its 2000 Employee Stock Option Plan, of our reports dated January 21, 2005 and January 28, 2004 relating to the balance sheets of Magic Software Japan K.K., a wholly-owned subsidiary of the Company, as of December 31, 2004 and 2003, and the related statements of operations and accumulated deficit for each of the three years ended December 31, 2004, which report appears in the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2004.

/s/ ASG Audit Corporation

Tokyo, Japan March 2, 2006	ASG Audit Corporation A Member of Grant Thornton International